UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015

Cybergy Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52664	98-0534436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10333 E. Dry Creek Rd, Suite 200 Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

(303) 586-3232
(Registrant's telephone number, including area code)

N/A
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 5, 2015, Cybergy Holdings, Inc. ("Cybergy") board of directors appointed William "Bill" Gregorak, age 59, to fill the position of Chief Financial Officer and Principal Financial and Accounting Officer of Cybergy and its wholly-owned subsidiaries, effective August 15, 2015.

Mr. Gregorak's most recent position, from 2013 to 2015, was CFO of Colorado-based Ascent Solar Technologies, a NASDAQ-listed manufacturer and marketer of flexible, thin-film photovoltaic (PV) modules for off-grid and specialty applications with operations in the United States, Singapore, and China. Prior to that, he spent five years as Vice President and Chief Financial Officer of Thule Organization Solutions.

Earlier in his career, Mr. Gregorak spent 17 years at Hewlett-Packard including various senior finance and accounting positions and subsequently in the 1990s, as a national sales account manager and software development operations manager.

Mr. Gregorak brings over three decades of managerial and executive-level experience in financial reporting and accounting, IT, and operations management for both public and privately-held corporations with a global reach. This includes serving as CFO for Thule Organization Solutions from 2008 to 2013, a manufacturer and marketer of storage and electronic cases; Vice President and World Wide Controller for Xilinx, a semiconductor manufacturer and marketer; and Vice President, Corporate Controller and IT for Advanced Energy Corporation, a semiconductor equipment maker.

Mr. Gregorak will receive an annual salary of $185,000. He will enter into an employment agreement 90 days after his appointment. He does not have any family relationship with any director, executive officer.

Mr. Gregorak received his Bachelor of Arts in Economics from the University of Washington.

Item 9.01 Exhibits

None

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERGY HOLDINGS, INC.

Date: August 7, 2015	By:	/s/ Mark E. Gray
Mark E. Gray
Chief Executive Officer and Chairman